Exhibit 4.2

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

ANTHROPIC, PBC
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of May 28, 2026, by and among Anthropic, PBC, a Delaware public benefit corporation (the “Company”), the holders of the Company’s outstanding Voting Common Stock of the Company listed on Schedule 2 hereto (the “Founders”), the holders of outstanding Preferred Stock of the Company (the “Existing Preferred Holders”) and the purchasers of shares of Series H Preferred Stock (as defined below) of the Company (the “New Investors” and together with the Existing Preferred Holders, the “Investors”) each listed on Schedule 1 hereto. Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement (as defined below).
RECITALS
The Company, the Founders and the Existing Preferred Holders are parties to an Amended and Restated Investors’ Rights Agreement dated as of January 27, 2026 (the “Prior Agreement”).
The Company and the New Investors have entered into a Series H Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof, pursuant to which the Company desires to sell to the New Investors and the New Investors desire to purchase from the Company shares of the Company’s Series H Preferred Stock. A condition to the New Investors’ obligations under the Purchase Agreement is that the Company, the Founders and the Investors enter into this Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s Voting Common Stock and N-Class Common Stock (together, the “Common Stock”) issuable upon conversion of the Company’s preferred stock (the “Preferred Stock”) held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company, the Founders and the Existing Preferred Holders desire to induce the New Investors to purchase the shares of Series H Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.
The Company, the Founders and the Existing Preferred Holders desire to amend and restate the Prior Agreement in its entirety as set forth herein.
AGREEMENT
The parties agree as follows:
A.    Amendment of Prior Agreement.
Pursuant to Section 6.3 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company, the holders of the requisite majority of the Founders’ Shares and the Preferred Majority (as defined in the Prior Agreement), the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, the Existing Preferred Holders and the New Investors shall be bound by the provisions hereof as the sole agreement of the Company, the Founders, the Existing Preferred Holders and the New Investors with respect to the subject matter hereof.
1.    Registration Rights.
1.1    Definitions. For purposes of this Agreement:
(a)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(b)    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.
(c)    The term “Founders’ Shares” means the shares of Voting Common Stock issued to the Founders.
(d)    The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.
(e)    The term “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
(f)    The term “Qualified IPO” means an IPO in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation as such Amended and Restated Certificate of Incorporation may be amended and/or restated from time to time (the “Restated Certificate”).
(g)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(h)    The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.16 hereof, (ii) the Founders’ Shares, provided, however, that for the purposes of Sections 1.2, 1.4, and 1.13 and Section 2 the Founders’ Shares shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.
(i)    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.
(j)    The term “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 1.15(b).
(k)    The term “SEC” means the U.S. Securities and Exchange Commission.
(l)    The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
(m)    The term “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

(n)    The term “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.
(o)    The term “Series C Preferred Stock” means, collectively, shares of the Company’s Series C-1 Preferred Stock, par value $0.00001 per share (the “Series C-1 Preferred Stock”), and shares of the Company’s Series C-2 Preferred Stock, par value $0.00001 per share (the “Series C-2 Preferred Stock”).
(p)    The term “Series D Preferred Stock” means, collectively, shares of the Company’s Series D-1 Preferred Stock, par value $0.00001 per share (the “Series D-1 Preferred Stock”), shares of the Company’s Series D-2 Preferred Stock, par value $0.00001 per share (the “Series D-2 Preferred Stock”), and shares of the Company’s Series D-3 Preferred Stock, par value $0.00001 per share (the “Series D-3 Preferred Stock”).
(q)    The term “Series E Preferred Stock” means, collectively, shares of the Company’s Series E-1 Preferred Stock, par value $0.00001 per share (the “Series E-1 Preferred Stock”), shares of the Company’s Series E-2 Preferred Stock, par value $0.00001 per share (the “Series E-2 Preferred Stock”), shares of the Company’s Series E-3 Preferred Stock, par value $0.00001 per share (the “Series E-3 Preferred Stock”), shares of the Company’s Series E-4 Preferred Stock, par value $0.00001 per share (the “Series E-4 Preferred Stock”), and shares of the Company’s Series E-5 Preferred Stock, par value $0.00001 per share (the “Series E-5 Preferred Stock”).
(r)    The term “Series F Preferred Stock” means, collectively, shares of the Company’s Series F-1 Preferred Stock, par value $0.00001 per share (the “Series F-1 Preferred Stock”) and shares of the Company’s Series F-2 Preferred Stock, par value $0.00001 per share (the “Series F-2 Preferred Stock”).
(s)    The term “Series G Preferred Stock” means, collectively, shares of the Company’s Series G-1 Preferred Stock, par value $0.00001 per share (the “Series G-1 Preferred Stock”), shares of the Company’s Series G-2 Preferred Stock, par value $0.00001 per share (the “Series G-2 Preferred Stock”), shares of the Company’s Series G-3 Preferred Stock, par value $0.00001 per share (the “Series G-3 Preferred Stock”) and shares of the Company’s Series G-4 Preferred Stock, par value $0.00001 per share (the “Series G-4 Preferred Stock”).
(t)    The term “Series H Preferred Stock” means, collectively, shares of the Company’s Series H-1 Preferred Stock, par value $0.00001 per share (the “Series H-1 Preferred Stock”), shares of the Company’s Series H-2 Preferred Stock, par value $0.00001 per share (the “Series H-2 Preferred Stock”), shares of the Company’s Series H-3 Preferred Stock, par value $0.00001 per share (the “Series H-3 Preferred Stock”) and shares of the Company’s Series H-4 Preferred Stock, par value $0.00001 per share (the “Series H-4 Preferred Stock”).
(u)    The term “Voting Registrable Securities” means Registrable Securities entitled to vote pursuant to the Restated Certificate.
(v)    The term “Series C-1 Preferred Majority” means the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock, voting separately as a class, which majority must include the vote or written consent, as applicable, of Spark Capital Growth Fund IV, L.P. and Spark Capital Growth Founders’ Fund IV, L.P. (collectively, “Spark”).
1.2    Request for Registration.
(a)    If the Company shall receive at any time after the earlier of (i) the 5th anniversary of the Initial Closing, or (ii) six months after the effective date of the registration statement for the IPO, a written request from the Holders of at least 60% of the Voting Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $200,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.
(b)    If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Initiating Holders that hold a majority of the Voting Registrable Securities held by all Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders that hold a majority of the Voting Registrable Securities held by all Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(c)    Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve-month period.
(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
(i)    after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;
(ii)    during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
(iii)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.
1.3    Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (a) a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, (b) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (c) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (d) a registration in connection with the Company’s initial public offering), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the cut back provisions of Section 1.8 and the registration rights of lenders (or their assigns) under Existing Agreements (as defined below), cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. “Existing Agreement” means any agreement in effect on the date hereof (as may be amended and/or restated from time to time) providing for registration rights to lenders under the Company’s convertible debt and / or credit facilities.
1.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least 60% of the Voting Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.
(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Voting Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.
(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.
1.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7    Expenses of Registration.
(a)    Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $75,000 for each registration, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Voting Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Voting Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.
(b)    Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $75,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
(c)    Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, not to exceed $75,000 for each registration, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company shall be borne by the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 registration.
1.8    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling security holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included or (b) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
1.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
(d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise shall survive the termination of this Agreement.
1.11    Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
(b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
1.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 50% of the transferring Holder’s aggregate Registrable Securities originally obtained from the Company (or if the transferring Holder then owns less than 50% of such originally acquired securities, then all remaining Registrable Securities then held by the transferring Holder), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company, limited partnership or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.
1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, subject to the rights of lenders (or their assigns) under Existing Agreements to require the Company to amend their registration rights to be at least as favorable as any new or amended registration rights in the future, the Company shall not, without the prior written consent of the Holders of at least 51% of the outstanding Voting Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.3.

1.14    Lock-Up Agreement.
(a)    Lock-Up Period; Agreement. If so requested by the Company or the underwriters in connection with the IPO, Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held (or issued or issuable upon conversion, exercise, exchange, reclassification or replacement of securities of the Company held) immediately before the effective date of the registration statement for such offering without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, and Holder shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.
(b)    Limitations. The obligations described in Section 1.14(a) shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall apply only if the Company uses commercially reasonable efforts to obtain a similar agreement from all 10% securityholders of the Company, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the obligations described in Section 1.14(a) by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such obligations.
(c)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).
(d)    Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14 and to be subject to the waiver of statutory inspection rights in Section 4.
1.15    Compliance with Securities Act.
(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 1.15(c)) be notated with a legend substantially in the following form:
“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 1.15.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 1.15. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 1.15. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.15(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
1.16    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) two years following the consummation of a Qualified IPO, (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (c) upon termination of this Agreement, as provided in Section 3.
2.    Covenants of the Company.
2.1    Delivery of Financial Statements. Upon the request by a Major Investor (as hereinafter defined), the Company shall deliver to each requesting Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company):
(a)    as soon as practicable, but in any event within 160 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”); and
(b)    as soon as practicable, but in any event 45 days after the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.2    Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.
2.3    Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Agreement, a “Major Investor” shall mean any person who, together with their affiliates, holds at least 7,795,420 shares of the Company’s Series A Preferred Stock, 4,453,920 shares of Series B Preferred Stock, 4,453,906 shares of either Series C-1 Preferred Stock or Series C-2 Preferred Stock, 6,665,666 shares of Series D Preferred Stock, 8,914,801 shares of Series E-1 Preferred Stock, 5,320,371 shares of Series F-1 Preferred Stock, 3,858,971 shares of Series G-1 Preferred Stock, and/or 4,244,413 shares of Series H-1 Preferred Stock (in each case subject to adjustment for stock splits, stock dividends, reclassifications or the like). For purposes of this Section 2.3, the term “Major Investor” includes any general partners, managing members and affiliates of a person that is otherwise a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
(a)    The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
(b)    Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the sum of (i) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (ii) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder.
(c)    The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
(d)    The right of first offer in this Section 2.3 shall not be applicable to the issuance of:
(i)    Exempted Securities (as defined in the Restated Certificate);
(ii)    securities issuable by the Company pursuant to any contractual agreements of the Company in effect as of the date hereof

(iii)    additional shares of Series H Preferred Stock; or
(iv)    securities in any other transaction in which exemption from the right of first offer provisions is approved by the affirmative vote of the holders of a majority of the voting Registrable Securities (which, for the avoidance of doubt, shall exclude any shares of the Series B Preferred Stock, Series C-2 Preferred Stock, Series D-3 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock, Series E-5 Preferred Stock, Series F-2 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock, Series H-2 Preferred Stock, Series H-3 Preferred Stock and Series H-4 Preferred Stock) then outstanding and held by the Major Investors.
(e)    In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.
2.4    Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.
2.5    Employee Stock. Unless otherwise approved by the Board, or a committee thereof, all future employees and consultants of the Company who purchase or receive awards of shares of the Company’s capital stock (“Stock Awards”), receive options to purchase shares of the Company’s capital stock (“Options”), or receive restricted stock unit awards (“RSUs”)) after the date hereof shall be required to execute restricted stock, option or RSU agreements, as applicable, providing for (A) with respect to the grant of Stock Awards or Options (i) vesting of shares over either (a) a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months of continued employment or service, (b) a one (1) year period, with one hundred percent (100%) of such shares vesting following twelve (12) months of continued employment or service, or (c) a one (1) year period, with shares vesting in equal monthly installments over twelve (12) months of continued employment or service, and (ii) a market stand-off provision substantially similar to that in Section 1.14 or (B) with respect to the grant of RSUs, satisfaction of the time and service-based vesting requirement for RSUs over a 4-year period with 1/8th of the total number of RSUs satisfying the time and service-based vesting requirement on the 6-month anniversary of the applicable vesting commencement date (which shall be a fixed quarterly vest date tied to the commencement of employment or service (August 20, November 20, February 20 and May 20) and shall be no more than 7 ½ months or less than 4 ½ months after commencement of employment or service) and 1/16th of the total number of RSUs satisfying the time and service-based vesting requirement on each 3-month anniversary of continued employment or service thereafter, and (iii) a market stand-off provision substantially similar to that in Section 1.14. In addition, unless otherwise approved by the Board, or a committee thereof, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s initial public offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
2.6    Confidentiality. Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement) or other information designated by the Company as confidential, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.6; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
2.7    D&O Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board, or a committee thereof, determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board, or a committee thereof.
2.8    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.
2.9    Indemnification Matters. The Company hereby acknowledges that the Electing Preferred Director (as defined in that certain Amended and Restated Voting Agreement dated as of the date hereof by and among the Company and the other parties thereto (the “Voting Agreement”)) (if then seated) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Electing Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Electing Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by the Electing Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Electing Preferred Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and the Electing Preferred Director), without regard to any rights the Electing Preferred Director may have against the Investor Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of the Electing Preferred Director with respect to any claim for which the Electing Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Electing Preferred Director against the Company. The Electing Preferred Director and the Investor Indemnitors are intended third-party beneficiaries of this Section 2.9 and shall have the right, power and authority to enforce the provisions of this Section 2.9 as though they were a party to this Agreement.
2.10    Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Spark, Salesforce Ventures LLC (“Salesforce”), Menlo Inflection III, L.P., Menlo CxO Fund Inflection III, L.P., Menlo Entrepreneurs Fund Inflection III, L.P., Menlo Inflection AI Investors, L.P., Menlo Inflection AI Partners, L.P., and Menlo Inflection AI RDFN, LLC (collectively with Menlo Inflection III, L.P., Menlo CxO Fund Inflection III, L.P., Menlo Entrepreneurs Fund Inflection III, L.P., Menlo Inflection AI Investors, L.P. and Menlo Inflection AI Partners, L.P., “Menlo”), Lightspeed Venture Partners Select IV, L.P., LS Opportunities Access Fund, L.P., LS Investments C, L.P., LS SONNET, LLC, LS OPUS, LLC, Lightspeed Opportunity Fund II, L.P. and Lightspeed Frontier I-S L.P. (collectively with Lightspeed Venture Partners Select IV, L.P., LS Opportunities Access Fund, L.P., LS Investments C, L.P., LS SONNET, LLC, LS OPUS, LLC and Lightspeed Opportunity Fund II, L.P. “Lightspeed”), ICONIQ

Strategic Partners VII Co-Invest, LP (Series A), ICONIQ Strategic Partners VII, L.P. and ICONIQ Strategic Partners VII-B, L.P. (together with ICONIQ Strategic Partners VII Co-Invest, LP (Series A) and ICONIQ Strategic Partners VII, L.P., “ICONIQ”) and Greenview Investment Pte. Ltd. (“GIC”) (each, together with their Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently proposed to be conducted). Nothing in this Agreement shall preclude or in any way restrict Spark, Salesforce, Menlo, Lightspeed, ICONIQ or GIC from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company, and the Company hereby agrees that, to the extent permitted under applicable law, Spark, Salesforce, Menlo, Lightspeed, ICONIQ or GIC (and their Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Spark, Salesforce, Menlo, Lightspeed, ICONIQ or GIC (or their Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of Spark, Salesforce, Menlo, Lightspeed, ICONIQ or GIC (or their Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) Spark, Salesforce, Menlo, Lightspeed, ICONIQ or GIC from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
2.11    Board Approval Requirements. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board, or a committee thereof:
(a)    sell, assign, license, pledge, designate as open source or encumber any material intellectual property of the Company, other than licenses granted in the ordinary course of business; or
(b)    enter into any corporate strategic relationship (including acquisitions and joint ventures) involving payment by the Company of (i) cash consideration or (ii) equity securities of the Company, in each case that is valued at 10% or more of the then-current valuation of the Company, as determined in good faith by the Board, or a committee thereof.
2.12    Termination of Certain Covenants.
(a)    Each of the covenants set forth in this Section 2 (other than the covenants set forth in Sections 2.6, 2.8 and 2.9) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of this Agreement, as provided in Section 3.
(b)    The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.12(a).
3.    Termination of Agreement.
3.1    Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of:
(a)    the liquidation, dissolution or indefinite cessation of the business operations of the Company;
(b)    the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c)    the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Restated Certificate.
4.    Waiver of Statutory Information Rights. Holder acknowledges and understands that, but for the waiver made herein, Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (any and all such rights, and any and all such other rights of Holder as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Holder hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Holder in Holder’s capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such, under Section 220. The foregoing waiver shall not apply to any contractual inspection rights of Holder under any written agreement with the Company.
5.    Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. As used herein, “Affiliate” means, with respect to any specified Investor, any other Investor who, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.
6.    Miscellaneous.
6.1    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.
6.2    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
6.3    Amendments and Waivers. Except as otherwise set forth herein, any term of this Agreement may be amended or waived only with the written consent of (a) the Company, (b) the holders of a majority of the Founders’ Shares (or their respective successors, assigns and legal representatives) and (c) the Preferred Majority (as defined in the Restated Certificate); provided, that any amendment or waiver of any term of this agreement that adversely affects the powers, preferences or rights of the Non-Voting Preferred Stock (as defined in the Restated Certificate) hereunder, and does not so affect the entire class of Preferred Stock, shall also require the written consent of the holders of a majority of the outstanding shares of Preferred Stock. Notwithstanding the foregoing, Sections 1.1(v), 2.10 and 2.11 and this sentence of Section 6.3 may not be amended, waived, modified or terminated without the written consent of Spark. Notwithstanding the foregoing, Sections 2.10, 2.11, and this sentence of Section 6.3 may not be amended, waived, modified or terminated without the written consent of Menlo. Notwithstanding the foregoing, Sections 2.10, 2.11, and this sentence of Section 6.3 may not be amended, waived, modified or terminated without the written consent of Lightspeed. Notwithstanding the foregoing, Sections 2.10, 2.11, and this sentence of Section 6.3 may not be amended, waived, modified or terminated without the written consent of ICONIQ. Notwithstanding the foregoing, Sections 2.10, 2.11, and this sentence of Section 6.3 may not be amended, waived, modified or terminated without the written consent of GIC. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the purposes of including additional purchasers of shares of Preferred Stock or permitted transferees of Preferred Stock as “Investors” to Schedule 1 or adding permitted transferees of Voting Common Stock as “Founders” to Schedule 2. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns.
6.4    Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
6.5    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
6.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
6.7    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
6.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.
[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

ANTHROPIC, PBC

By:	/s/ Dario Amodei
Name:	Dario Amodei
Title:	Chief Executive Officer

Address: 548 Market St, PMB 90375 San Francisco, CA 94104 Email: [***]

SCHEDULE 1
INVESTORS
[***]

SCHEDULE 2
FOUNDERS
[***]